EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
For the Periods Ended June 30
(Amounts in thousands, except per share data)

                                       Second Quarter          Six Months
                                       1998       1997       1998       1997
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Net income........................   $64,993    $47,613   $124,337  $ 92,886
Preferred dividends...............        --         --         --        --
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Net income available to common
  shareholders....................   $64,993    $47,613   $124,337  $ 92,886
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Weighted average shares:
Common shares.....................    96,316     86,021     94,087    86,385
Convertible preferred shares......        --         --         --        --
Stock awards......................        63         47         62        44
Stock options.....................     2,717      2,660      2,765     2,592
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Weighted average diluted common
 shares...........................    99,096     88,728     96,914    89,021
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Basic earnings per share..........   $  0.67    $  0.55   $   1.32  $   1.08
  (net income available to common
  shareholders divided by weighted
  average of common shares)
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Diluted earnings per share........   $  0.66    $  0.54   $   1.28  $   1.04
  (net income divided by weighted
  average diluted common shares)
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Earnings per share and weighted average share amounts
have been restated for adoption of SFAS No. 128.